Exhibit 10.4

Keystone Automotive Industries, Inc. 2006 Performance Share Program Award Agreement

Richard L. Keister

Congratulations on your selection as a Participant in the Performance Share Program (“Program”) which is governed by the Keystone Automotive Industries, Inc. 2005 Omnibus Incentive Plan (the “Plan”). This Award Agreement and the Plan together govern your rights under the Program with respect to your award of performance-based restricted Shares (the “Performance Shares”) and set forth all of the conditions and limitations affecting such rights. Terms used in this Award Agreement that are defined in the Plan shall have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement. For purposes of this Agreement, “Keystone” means the Company, its Affiliates, and/or its Subsidiaries.

Overview of Your Performance Shares

1.	Number of Performance Shares Granted: 27,500

2.	Date of Grant: June 14, 2006

3.	Performance Cycle. The Performance Cycle commences on April 1, 2006, and ends on March 31, 2011.

4.	Performance Measure(s):

(a)	Return on Invested Capital. Return on Invested Capital, or “ROIC,” means After-tax Earnings divided by Average Capital Employed, where:

“After-tax Earnings” shall be the net income after-tax as reported on the Company’s audited consolidated financial statements for the applicable fiscal year (the “Financial Statements”), adjusted to exclude the after-tax amount, if any, which has been included in the determination of such net income after-tax which relates to (i) the cumulative effect of a change in accounting principle(s) during the relevant periods, (ii) the cumulative effect of a change in the U.S. federal corporate tax rate during the relevant periods, (iii) extraordinary items and (iv) realized capital gains or losses in excess of $250,000.

“Average Capital Employed” shall be the average of the beginning and the ending amount of “Capital Employed” during the applicable fiscal year, where “Capital Employed” shall mean the sum of Company total shareholders’ equity plus all long-term debt (including capitalized leases) and short-term debt (including bank debt and the current portions of long-term debt), less the amount of cash and cash equivalents, all as reported on the Financial Statements.

(b)	Earnings Per Share. Earnings Per Share, or “EPS”, means the fully diluted earnings per share determined in accordance with GAAP as reported on the Financial Statements, adjusted to exclude the fully diluted earnings per share amount, if any, which has been included in the determination of such earnings per share which relates to (i) the cumulative effect of a change in accounting principle(s) during the relevant periods, (ii) the cumulative effect of a change in tax law(s) during the relevant periods, (iii) extraordinary items and (iv) realized capital gains or losses.

(c)	Adjustments. In addition, if the outstanding Shares are changed into or exchanged for a different number or kind of capital stock or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend or combination of shares, the Committee shall make an appropriate and equitable adjustment in the determination of the Performance Measures hereunder.

5.	Amount of Award Earned: Subject to Sections 8 and 9, in calculating the number of Performance Shares earned during the Performance Cycle, the Committee must calculate the average EPS growth rate and average ROIC return rate during the Performance Cycle by taking the sum of the respective year-to-year growth and return rates over the Performance Cycle (beginning with fiscal year 2007 and using fiscal year 2006 as a base year) divided by 5, and interpolating the resulting metrics in accordance with the following table using the definitions set forth in Section 4 above and reviewed as of the end of the Performance Cycle. The Performance Measure vesting schedule is as follows:

		% of Performance Target Shares Earned
5-Yr EPS Growth	30.0%	100	125	150	175	200
	26.0%	75	100	125	150	175
	22.0%	50	75	100	125	150
	18.0%	25	50	75	100	125
	14.0%	0	25	50	75	100
		13.7%	14.4%	15.1%	15.8%	16.4%
		5-Yr Return on Invested Capital

If financial results fall between the figures shown here, the corresponding earned award would be interpolated from the earned percentage levels shown here. Performance below threshold in either Performance Measure will result in zero vested Performance Shares. An example of the calculations described in this Section 5 is set forth on Annex A to this Agreement.

6.	Annual Review of Performance Measures. You and the Company each acknowledge and agree that the Performance Shares and the nonqualified stock option granted to you on June 14, 2006 (the “Stock Options”) were designed to provide you with competitive long term incentives that will both motivate and retain you and align your interests with those of the Company’s shareholders during the Performance Cycle, and are currently expected to be the only equity awards that will be granted to you by the Company prior to the end of the Performance Cycle. However, you and the Company further acknowledge and agree that during the Performance Cycle it is possible that (i) the metrics used in determining the Performance Measures (as set forth in Section 5) may become inappropriate, non-competitive or otherwise unsuitable with respect to their purpose as a long-term performance incentive to you or (ii) one or more significant events outside of the Company’s control may occur which have a significant and adverse effect on the expected value of the Performance Shares and the Stock Options. In this respect, the Committee agrees to meet with you at least once a year during each year of the Performance Cycle to discuss and evaluate the suitability of the Performance Measures and to make such adjustments (if any) to the Performance Measures as you and the Committee determine in good faith to be reasonable and necessary for the Performance Shares to fulfill their intended purpose. In addition, the Committee may, in its sole discretion, grant you one or more additional awards as it deems appropriate at such time.

7.	Settlement of Award: Keystone shall deliver to you one Share for each Performance Share earned by you, as determined in accordance with the provisions of Section 5, subject to adjustment in accordance with Section 12, or, in the alternative at the sole discretion of Keystone, Keystone shall deliver to you the cash value of each Share otherwise deliverable to you. Any fractional Shares for Performance Shares payable to you in accordance with this Section shall be rounded up to the nearest whole Share.

8.	Eligibility for Earned Performance Shares: You will be eligible for payment of earned Performance Shares only if:

(a)	Your employment with Keystone continues through the end of the Performance Cycle;

(b)	Your employment with Keystone is terminated due to death during the Performance Cycle;

(c)	Your employment with Keystone is terminated due to your Disability during the Performance Cycle (for the purposes of this Agreement, Disability shall have the same meaning as a “disability event” in the Separation Agreement between you and the Company dated February 26, 2007 (the “Separation Agreement”)).

(d)	Your employment with Keystone is terminated due to Early Retirement during the Performance Cycle (for the purposes of this Agreement, Early Retirement means a termination of employment by you after you have reached age sixty-two (62) but before you reach age sixty-five (65));

(e)	Your employment with Keystone is terminated by the Company without Cause or by you for Good Reason (for the purposes of this Agreement, those terms shall have the same meaning as defined in the Separation Agreement); or

(f)	If there is a Change of Control of the Company during the Performance Cycle.

If your termination date due to death, Disability or Early Retirement occurs during the Performance Cycle, you shall be eligible only for a fraction of the number of Performance Shares earned under Section 5. The fraction will be determined using a numerator which equals the number of complete calendar months that have elapsed since the beginning of the Performance Cycle through the beginning of the month of termination (unless your date of termination occurs on or after the 15th of such month, in which case the number of months will be calculated through the end of such month), and a denominator which is equal to the number of months in the Performance Cycle.

In the event such pro-ration results in a fractional number of Shares, such number will be rounded up to the nearest whole number. Except as otherwise provided in this Agreement, all Performance Shares that are not earned as a result of your death, Disability or Early Retirement shall be forfeited to the Company. In the event of your death, your beneficiary or estate shall be entitled to the Performance Shares to which you otherwise would have been entitled under the same conditions as would have been applicable to you.

If your termination is due to termination by the Company without Cause or by you for Good Reason and it occurs during the Performance Cycle, you shall earn and be entitled to receive the number of Performance Shares set forth in Section 1 (as adjusted pursuant to Section 12). If there is a Change of Control of the Company during the Performance Cycle followed within two years by a termination by the Company without Cause or by you for Good Reason, you shall earn and be entitled to receive the maximum number of Performance Shares that may be earned under this Award Agreement.

All Performance Shares earned under this Section 8 shall be paid in accordance with Section 9.

9.	Time of Payment: Payment in cash or Shares earned pursuant to this Performance Share Program Award Agreement, will be made:

(a)

For terminations due to death or Disability during the Performance Cycle, or if your employment continues through the Performance Cycle, after the end of the Company’s fiscal year ending in 2011, but not later than 2  1/2 months thereafter.

(b)	For a Change in Control during the Performance Cycle followed within two years by a termination by the Company without Cause or by you for Good Reason, at the date of termination.

(c)

For your termination by the Company without Cause or by you for Good Reason, or for your Early Retirement, which occurs during the Performance Cycle, after the end of the Company’s fiscal year ending in 2011, but not later than 2  1/2 months thereafter; provided, however, that to the extent necessary to comply with Code Section 409A, such payment will be delayed until the date six (6) months following your date of “Separation from Service” (as such term is defined under Code Section 409A).

10.	Termination of Employment for Other Reasons: In the event that your employment with Keystone is terminated during the Performance Cycle by the Company for Cause or by you for any reason other than those reasons set forth in Section 8, this entire Award shall forfeit and no payment shall be made to you.

11.	Nontransferability: During the Performance Cycle, Performance Shares awarded pursuant to this Award Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of Performance Shares is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Performance Shares, your right to such Performance Shares shall be immediately forfeited to Keystone, and this Award Agreement shall lapse.

12.	Adjustments: In the event that the outstanding Shares of common stock are changed into or exchanged for a different number or kind of capital stock or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend or combination of shares, the Committee, subject to the provisions of the Plan and this Agreement, shall make an appropriate and equitable adjustment in accordance with the provisions of the Plan in the number and kind of Performance Shares, to the end that after such event your proportionate interest shall be maintained as before the occurrence of such event. Any such adjustment made by the Committee or the Board shall be final and binding upon you, the Company and all other interested persons.

13.	Requirements of Law: The granting of Performance Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

14.	Inability to Obtain Authorization: The inability of Keystone to obtain authority from any regulatory body having jurisdiction, which authority is deemed by Keystone’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve Keystone of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15.	Tax Withholding: Keystone shall have the power and the right to deduct or withhold, or require you or your beneficiary to remit to Keystone, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement.

16.	Share Withholding: With respect to withholding required upon any other taxable event arising as a result of Awards granted hereunder, you may elect to satisfy the withholding requirement, in whole or in part, by having Keystone withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction. All such elections shall be made in writing, signed and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

17.	Administration: This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you, the Participant.

18.	No Right to Future Grants: No Right of Employment or Continued Employment; Extraordinary Item: In accepting the grant, you acknowledge that: (a) the Plan is established voluntarily by Keystone, it is discretionary in nature and it may be modified, suspended or terminated by Keystone at any time, as provided in the Plan and this Award Agreement; (b) the grant is voluntary and occasional and does not create any contractual or other right to receive future grants; (c) all decisions with respect to future grants, if any, will be at the sole discretion of Keystone; (d) your participation in the Plan is voluntary; (e) the grant is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to Keystone and which is outside the scope of your employment contract, if any; (f) the grant is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) in the event that you are an Employee of an Affiliate or Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the Affiliate or Subsidiary that is your employer; (h) this grant shall not confer upon you any right to continuation of employment by Keystone, nor shall this grant interfere in any way with your or Keystone’s right to terminate your employment at any time; (i) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (j) notwithstanding any terms or conditions of the Plan to the contrary, in the event of the termination of your employment by the Company for Cause, your right to receive Shares under this Agreement, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under any federal, state, provincial, or local law (including but not limited to the Worker Adjustment and Retraining Notification Act).

19.	Amendment to the Plan: The Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect your rights under this Award Agreement, without your written approval.

20.	Successor: All obligations of Keystone under the Plan and this Award Agreement, with respect to the Performance Shares, shall be binding on any successor to Keystone, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of Keystone.

21.	Applicable Laws and Consent to Jurisdiction: The validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Tennessee without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Award Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the State of Tennessee.

22.	Severability: The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Keystone Automotive Industries, Inc.

By:	/s/ Ronald G. Foster
Name:	Ronald G. Foster
Its:	Chairman of the Board

/s/ Richard L. Keister
Richard L. Keister

Performance Share Program Award Acknowledgement

Please acknowledge your agreement to participate in the Plan, receive Performance Shares under the 2006 Performance Share Program Award Agreement, and to abide by all of the governing terms and provisions, by signing the following acknowledgement and agreement and returning it to Robert Hedrick of Keystone.

Agreement to Participate

By signing this Acknowledgement and returning it to the Robert Hedrick of Keystone, I acknowledge that I have read the Plan and the 2006 Performance Share Program Award Agreement effective as of June 14, 2006, and that I fully understand all of my rights under the Plan and the 2006 Performance Share Program Award Agreement, as well as all of the terms and conditions which may limit my eligibility to retain or receive the Performance Shares or Shares issued to me pursuant to the Plan and the 2006 Performance Share Program Award Agreement.

/s/ Richard L. Keister
February 26, 2007	Richard L. Keister’s Signature

Richard L. Keister’s Printed Name

Annex A

		% of Performance Target Shares Earned
5-Yr EPS Growth	30.0%	100	125	150	175	200
	26.0%	75	100	125	150	175
	22.0%	50	75	100	125	150
	18.0%	25	50	75	100	125
	14.0%	0	25	50	75	100
		13.7%	14.4%	15.1%	15.8%	16.4%
		5-Yr Return on Invested Capital

Award Determination Example

Assume the following performance levels:

FY	EPS	EPS Growth	Return on Invested Capital (ROIC)
2006	$1.44
2007	$1.87	29.9%	14.0%
2008	$2.10	12.3%	15.4%
2009	$2.62	24.8%	16.2%
2010	$3.12	19.1%	16.4%
2011	$3.87	24.0%	17.0%

Five-Year Average		22.0%	15.8%

The percentage increase in EPS (Earnings per share) is “EPS growth.” Sample EPS levels are shown to demonstrate the calculation of EPS Growth.

Using the award table, the level of performance shown above (at the intersection of 22.0% EPS growth on the left hand axis and 15.8% ROIC on the bottom axis) results in a final award of 125% of the performance shares granted, or 34,375 (27,500 x 125%).

Alternatively, assume the following performance levels:

FY	EPS	EPS Growth	Return on Invested Capital (ROIC)
2006	$1.44
2007	$1.74	20.8%	14.3%
2008	$2.00	14.9%	15.7%
2009	$2.65	32.5%	16.5%
2010	$3.33	25.7%	16.7%
2011	$4.20	26.1%	17.3%

Five-Year Average		24.0%	16.1%

Given the five-year average EPS growth of 24.0%, and the five-year average ROIC of 16.1%, then the shares awarded would be interpolated from the award table as follows:

For the ROIC component, the award will equal an amount mid-way between the 15.8% and 16.4% levels shown on the table, and

For the EPS component, the award will equal an amount mid-way between the 22.0% and 26.0% levels shown.

I. Therefore, the award would be sum of mid-way between the 75% and 100% amounts for ROIC, or 87.5%, and mid-way between the 50% and 75% amounts for EPS, or 62.5%, which is %150 (87.5% + 62.5% = 150%).

An award of 150% of the 27,500 target would be 41,250 shares.